Exhibit 10.1

October 26, 2021

Matthew David, M.D.

Re:	Interim Chief Executive Officer Letter Agreement

Dear Matt:

As we have discussed, you will serve as the interim Chief Executive Officer of Cormedix Inc. (“Interim CEO”), effective as of October 4, 2021, until such time as Cormedix appoints a new Chief Executive Officer. You understand and agree that you will also continue to serve as CorMedix’s EVP and Chief Financial Officer during this period, subject to the terms of your Employment Agreement dated as of May 11, 2020 with CorMedix (“Employment Agreement”). This letter agreement sets forth certain understandings with respect to your compensation and the Employment Agreement in connection with this Interim CEO position.

1.	Base Salary. Section 4(a) of the Employment Agreement is amended to read as follows:

(a) Base Salary. As of October 4, 2021, and for so long as Executive continues to serve as CorMedix’s interim Chief Executive Officer (“Interim CEO”), the Company shall pay Executive an annual base salary of four hundred twenty-five thousand dollars ($425,000), less applicable withholdings and deductions. If Executive continues to serve as Interim CEO six months after October 4, 2021, the Board, or its Compensation Committee, will review such base salary to determine whether an increase is appropriate at that time.

After Executive ceases to serve as Interim CEO, and continues to serve as Chief Financial Officer, during the Initial Term, the Company shall pay Executive an annual base salary of three hundred seventy-five thousand dollars ($375,000), less applicable withholdings and deductions. The Board, or its Compensation Committee, will review such base salary to determine whether an increase is appropriate in 2022 as part of the 2022 compensation review cycle and benchmarking review.

The applicable base salary as described above and as it may be increased from time to time as provided herein is referred to as the “Base Salary.” Upon the expiration of the Initial Term, the Board, or its Compensation Committee, shall review the Base Salary to determine whether an increase in the amount thereof is warranted in its sole discretion. The Base Salary will not be decreased unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary reduction is no greater than twenty-five percent (25%) of the applicable Base Salary.

2.	Annual Bonus. Section 4(b) of the Employment Agreement is amended to add a sentence to the end to read as follows:

Notwithstanding the foregoing, (i) the target amount for the annual bonus with respect to the period during which Executive serves as Interim CEO shall be 60% instead of 30% and (ii) if and at such time as Executive ceases to serve as Interim CEO and continues to serve as Chief Financial Officer, such target bonus shall be 40% of the Base Salary (and for the year in which he is no longer Interim CEO, the bonus will be determined pro rata).

3.	Compensation Upon Termination. Section 9(c)(ii) of the Employment Agreement is amended to read as follows:

(ii) (A) If Executive’s employment terminates under this Section 9(c) while Executive serves as Interim CEO, payment to Executive of an amount equal to twelve (12) months of his Base Salary, which shall be paid over a period of twelve (12) months following the termination date, or (B) if Executive’s employment terminates under this Section 9(c) after Executive ceases to serve as Interim CEO, payment to Executive of an amount equal to nine (9) months of his Base Salary, which shall be paid over a period of nine (9) months following the termination date.

4.	Stock Option Grant. In connection with your serving as Interim CEO, the Board of Directors of CorMedix will grant you a stock option with respect to 125,000 shares of Cormedix stock within 15 days after the date of this letter agreement. The exercise price of the option will be the closing price of the CorMedix stock on the New York Stock Exchange on the date of grant, and the option will vest over four years in four equal annual installments beginning on the date of grant, subject to your continued employment, consistent with the terms of the standard form of option agreement used by the Company.

5.	Good Reason. Under Section 8(d) of the Employment Agreement, a “material reduction by the Company of [your] duties, responsibilities, or authority” without your consent can trigger “Good Reason” for termination. You agree that your services as Interim CEO are intended to be temporary, and when you cease to serve as Interim CEO, such change will not, in and of itself, constitute Good Reason under Section 8(d) of the Employment Agreement.

Please sign below to confirm your agreement with the terms of this letter.

Sincerely,

CORMEDIX INC.

By:	/s/ Myron Kaplan
Name:	Myron Kaplan
Title:	Chair of the Board of Directors of CorMedix, Inc.

ACCEPTED, ACKNOWLEDGED AND AGREED:

By:	/s/ Matthew David
Name:	Matthew David, M.D.
Dated:	October 26, 2021

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